                               OFFER TO EXCHANGE

                                     UNITS

                (EACH UNIT CONSISTING OF ONE SHARE OF CALLABLE
       COMMON STOCK OF TOCOR II, INC., ONE SERIES T WARRANT TO PURCHASE
               ONE SHARE OF CENTOCOR, INC. COMMON STOCK AND ONE
                  CALLABLE WARRANT TO PURCHASE ONE SHARE OF
                         CENTOCOR, INC. COMMON STOCK)

                           FOR SHARES OF COMMON STOCK

                                       OF

                                 CENTOCOR, INC.

                                                                          , 199

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We, Centocor, Inc. a Pennsylvania corporation (the "Purchaser"), have offered to exchange units (each unit consisting of one share of Callable Common Stock of Tocor II, Inc., a British Virgin Islands corporation (the "Company"), one Series T Warrant to Purchase One Share of Centocor, Inc. Common Stock and one Callable Warrant to Purchase One Share of Centocor, Inc. Common Stock) (the "Units") for $40 per Unit, net to the seller (subject to adjustment as provided in the accompanying Prospectus) payable in shares of Common Stock of Centocor, Inc., upon the terms and subject to the conditions set forth in the Purchaser's
Prospectus dated    , 199  and the related Letter of Transmittal (which
together constitute the "Offer").

  For your information and for forwarding to your clients for whom you hold Units registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Prospectus dated      , 199 ;

  2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

  3. Notice of Guaranteed Delivery to be used to accept the Offer if the Units and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Prospectus);

  4. A form of letter that may be sent to your clients for whose accounts you hold Units registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5. Return envelope addressed to First National Bank of Boston, the
     Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
[DAY],      , 199 , UNLESS THE OFFER IS EXTENDED.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Prospectus) for soliciting tenders of Units pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding
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materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Units pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          CENTOCOR, INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CENTOCOR, INC., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.